UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 11, 2015 (September 10, 2015)

Arch Coal, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13105	43-0921172
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

CityPlace One
One CityPlace Drive, Suite 300
St. Louis, Missouri 63141
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code:  (314) 994-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

On September 10, 2015, The Wyoming Department of Environmental Quality notified Arch through its applicable subsidiaries that the state has completed its review of self-bonding applications related to 2 permits that were under renewal and reaffirmed self-bonding eligibility for both permits. In addition, Arch’s other permits in the state continue to qualify for self-bonding.

Federal and state laws require us to obtain surety bonds or post letters of credit to secure performance or payment of certain long-term obligations, such as mine closure or reclamation costs. We use self-bonding to secure performance of certain obligations in Wyoming. Self-bonding commits us to pay directly for reclamation costs rather than obtaining a traditional surety bond. As of June 30, 2015, we have self-bonded an aggregate of approximately $457 million in the State of Wyoming. The Land Quality Division of the Wyoming Department of Environmental Quality periodically re-evaluates the amount of the bond, so the current amount is subject to increase.  The Wyoming Department of Environmental Quality indicated to Arch that it will continue to monitor our performance and could re-evaluate its renewal of our eligibility at any time.

There can be no assurance that the amount of our self-bonding obligations will not be increased or that we will continue to qualify to self-bond. To the extent we are unable to maintain our current level of self-bonding, due to legislative or regulatory changes or changes in our financial condition, our costs would increase and it could have a material adverse effect on our financial condition and results of operations.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 11, 2015	Arch Coal, Inc.

	By:	/s/ Robert G. Jones
Robert G. Jones
Senior Vice President—Law, General Counsel and Secretary